SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Herman Miller, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

August 23, 2001

Dear Shareholder

Herman Miller, Inc.’s fiscal year ended June 2, 2001. Enclosed you will find the 2001 Report to Shareholders and a proxy card to vote your shares. You may vote your shares by mail, the internet, or phone.

      Our annual Shareholders’ Meeting is scheduled for October 1, 2001. This year’s meeting is in Chicago, Illinois, at the Omni Chicago Hotel, 676 N. Michigan Avenue, Chicago, Illinois. Michael Volkema, Chairman of the Board of Herman Miller, will convene the business meeting promptly at 6 p.m. CT.

      During the business meeting we will elect four directors to the Board of Directors, take action on one proposal, and transact any other business as may come before the meeting.

Sincerely,

Michael A. Volkema
Chairman, President, and Chief Executive Officer

YOUR VOTE IS IMPORTANT.   PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS WITH YOUR PROXY CARD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Herman Miller, Inc. (the “company”), will be held on October 1, 2001, at the Omni Chicago Hotel, 676 N. Michigan Avenue, Chicago, Illinois at 6 p.m. (CT) for the following purposes:

1.	To elect four directors, each for a term of three years.

2.	To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the company.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof. Shareholders of record at the close of business on August 3, 2001, will be entitled to vote at the meeting.

     Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope or submit your vote via telephone or internet. If you do attend the meeting and wish to vote in person, you may do so even though you have previously voted by proxy.

By order of the Board of Directors
Daniel C. Molhoek, Secretary of the Board August 23, 2001

TABLE OF CONTENTS

3 4 4 5 5 9 10 11 15 19 19 20 20	Solicitation of Proxies
Election of Directors
Ratification of Appointment of Independent Public Accountants
Voting Securities and Principal Shareholder
Director and Executive Officer Information
Audit Committee Report
Compensation of Board Members and Nonemployee Officers
Executive Compensation Committee Report
Compensation Tables and Information
Shareholder Return Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Miscellaneous

PROXY STATEMENT DATED AUGUST 23, 2001
SOLICITATION OF PROXIES

HERMAN MILLER, INC.
855 East Main
Avenue P.O. Box 302
Zeeland, Michigan 49464-0302

PROXY STATEMENT DATED AUGUST 23, 2001

This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the “company”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Monday, October 1, 2001, at 6 p.m. (CT) at the Omni Chicago Hotel, 676 N. Michigan Avenue, Chicago, Illinois.

SOLICITATION OF PROXIES

Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for that purpose. Also, you can vote by proxy through the use of telephone or the internet, as explained on the enclosed proxy card.

     If the proxy card is properly executed and returned to the company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposal described in this Proxy Statement.

     A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

ELECTION OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

ELECTION OF DIRECTORS

The Board of Directors has nominated Dr. E. David Crockett, C. William Pollard, Dorothy A. Terrell and Dr. David Ulrich for election as directors, each to serve until the 2004 annual meeting. Except for Dr. Ulrich, who was appointed to the Board of Directors on January 15, 2001, each of the nominees previously has been elected as a director by the company’s shareholders.

      The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

      A plurality of the votes cast at the meeting is required to elect the nominees as directors of the company. Accordingly, the four persons who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the company for the fiscal year ending June 1, 2002. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

      Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the company will be reconsidered by the Board of Directors.

The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the company’s independent public accountants.

      The following table sets forth the aggregate fees billed to the company for the year ended June 2, 2001, by the company’s principal accounting firm, Arthur Andersen LLP:

Audit Fees	$438,000

Financial Information Systems Design and Implementation Fees	00

All Other Fees	$875,000	(1,2)

	$1,313,000

(1)	Includes fees for tax consulting, permitted internal auditing outsourcing, merger and acquisitions assistance and other non-audit services.
(2)	The audit committee has considered whether the provision of services described above under “all other fees” is compatible with maintaining the independence of Arthur Andersen LLP.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
DIRECTOR AND EXECUTIVE OFFICER INFORMATION

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

On August 3, 2001, the company had 75,678,661 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 3, 2001, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the company’s transfer agent. As of August 3, 2001, no person was known by management to be the beneficial owner of more than five percent of the company’s common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of		Percent of Class
	Beneficial Ownership

Ariel Capital Management, Inc.	6,256,085	(1)	8.26

200 East Randolph Dr., Ste. 2900

Chicago, Illinois 60601

Private Capital Management	4,193,534	(2)	5.54

3003 Tamiami Trail North Naples, Florida 34103

(1)	This information is derived from notification received by the company from the beneficial owner, including notice that it has sole voting power as to 5,683,340 shares and sole dispositive power as to 6,244,860 shares.
(2)	This information is derived from notification received by the company from the beneficial owner, including notice that it has shared voting power as to 4,193,534 shares and shared dispositive power as to 4,193,534 shares.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Security Ownership of Management The following table shows, as of August 3, 2001, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Named Executive	Amount and Nature		Percent of Class(3)
	of Beneficial Ownership(1)

Michael A. Volkema	994,977		1.29

Brian C. Walker	281,846.37

Robert I. Frey	185,780.24

Gary S. Miller	391,236.51

David M. Knibbe	131,598.17

All executive officers and directors as a group (19 persons)	2,991,661	(2)	3.88

(1)	Includes the following number of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema—276,874; Mr. Walker—136,047; Mr. Frey—150,800; Mr. Miller—255,756; and Mr. Knibbe—97,800. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema—300,000; Mr. Walker—79,253; Mr. Frey—33,528; Mr. Miller—69,797; and Mr. Knibbe—30,480.

(2)	Included in this number are 1,335,728 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

(3)	Calculated based on the number of shares outstanding plus the option shares referred to in notes (1) and (2) above.

      The Board of Directors The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 3, 2001, has been furnished to the company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table:

Name and Principal Occupation	Age	Year First	Shares		Percent of
		Became a	Owned(1)		Class(2)
		Director
Nominees for Election as Directors for Terms to Expire in 2004

C. William Pollard	63	1985	120,340	(3)	.16

Since November 1999—

Chief Executive Officer, The ServiceMaster Company

Since 1994 – Chairman of the Board, The ServiceMaster Company

(Management and consumer services for health care,

industrial, and educational facilities)

Dorothy A. Terrell	56	1997	21,976		.03

Since February 1998—

President, Service Group, and Senior Vice President, Worldwide Sales,

Natural MicroSystems Corporation

(Telecommunications technology company)

August 1991 to September 1997—

President, Sun Express, Inc., Sun Micro System, Inc.

Dr. E. David Crockett	65	1982	88,848		.12

Since May 1991—

General Partner, Aspen Ventures

(High-technology venture-capital firm)

Dr. David Ulrich	47	2001	—		—

Since 1982—

Professor, University of Michigan Business School

Directors Whose Terms Expire in 2002

J. Harold Chandler	52	1995	33,513		.04

Since November 1999—

Chairman, President and CEO, UnumProvident Corporation

(Insurance company)

From July 1999 to November 1999—

President and Chief Operating Officer, UnumProvident Corporation

From November 1993 to July 1999—

Chairman, President, and Chief Executive Officer, Provident Companies, Inc.

Brian Griffiths, Lord Griffiths of Fforestfach	59	1991	62,771		.08

Since 1991—

International Advisor, Goldman Sachs International

Limited and House of Lords, United Kingdom

(International investment banking firm)

Mary Vermeer Andringa	51	1999	14,885		.02

Since 1989—

President and Chief Operating Officer, Vermeer Manufacturing

(Agricultural and industrial equipment manufacturer)

Directors Whose Terms Expire in 2003

Thomas C. Pratt	65	1999	109,071		.14

Since July 1989—President and Chief Executive Officer, Prison Fellowship Ministries

(Religious organization)

Ruth Alkema Reister	65	1985	86,485	(4)	.11

Private Investments and Civic and Charitable Activities

Michael A. Volkema	45	1995	994,977	(5)	1.29

Since October 2000—

Chairman of the Board, Herman Miller, Inc.

Since July 1995—

Chief Executive Officer, Herman Miller, Inc.

Since May 1995—

President, Herman Miller, Inc.

(1)	Shares shown for each director who is not an officer of the company include the following number of shares with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days: 13,510 shares for Mr. Chandler; 42,000 shares for Mr. Griffiths; 35,049 shares for Ms. Reister; 27,976 shares for Mr. Pollard; 16,905 shares for Ms. Terrell; 29,226 shares for Dr. Crockett; 10,905 shares for Ms. Andringa; and 10,905 shares for Mr. Pratt.

(2)	Percentages are calculated based upon shares outstanding plus shares which the director has the right to acquire under stock options exercisable within 60 days.

(3)	Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares. Additionally, 48,000 shares are owned by a family partnership.

(4)	Includes 2.400 shares owned by Ms. Reister’s husband. Ms. Reister disclaims beneficial ownership of these shares.

(5)	Includes 276,874 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 300,000 shares of restricted stock which are subject to forfeiture under certain conditions.

      J.   Harold Chandler is also a director of UnumProvident Corporation and AmSouth Bancorporation. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. C. William Pollard also is a director of The ServiceMaster Company and UnumProvident Corporation. Dorothy A. Terrell also is a director of General Mills, Inc. and Sears, Roebuck & Co.

      The Board of Directors held four meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served except for Ms. Terrell who attended 67 percent of those meetings.

      Executive Compensation Committee The company has an Executive Compensation Committee comprised of J. Harold Chandler (chair), Dorothy A. Terrell, and Mary Vermeer Andringa. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the company’s Chairman and Chief Executive Officer, and acts as the administrative committee for the company’s employee stock option and long-term incentive plans. The committee met two times during the last fiscal year.

      Nominating Committee The company has a Nominating Committee comprised of C. William Pollard (chair), Dr. David Ulrich, and Thomas C. Pratt. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee’s qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal, and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met two times during the last fiscal year.

      Executive Committee The company has an Executive Committee comprised of Michael A. Volkema (chair), Dr. E. David Crockett, C. William Pollard, and J. Harold Chandler. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the company (except as limited by law or the company’s Bylaws), and is delegated certain assignments and functions by the Board of Directors. The committee met one time during the last fiscal year.

      Finance Committee The company has a Finance Committee comprised of Dr. E. David Crockett (chair), Thomas C. Pratt and Ruth A. Reister. The committee assists the Board regarding significant financial matters including but not limited to planning and forecasting, capital expenditures, and investment policies of employee benefit plans. The committee met four times during the last fiscal year.

      Audit Committee The company has an Audit Committee comprised of Dr. E. David Crockett (chair), Ruth A. Reister, and Thomas C. Pratt. Each of these individuals qualifies as an “independent director” under the current listing standards of the National Association of Securities Dealers. The Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audits, their reports, and any recommendations made by them. The committee also reviews the activities of the company’s internal auditors and approves Economic Value Add (EVA®) targets and performance. The committee met four times during the last fiscal year.

AUDIT COMMITTEE REPORT

On July 17, 2001, the Committee submitted to the Board the following report:

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management the company’s audited financial statements as of and for the year ended June 2, 2001.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K for the year ended June 2, 2001.

Dr. E. David Crockett (chair)     Ruth A. Reister      Thomas C. Pratt

COMPENSATION OF BOARD MEMBERS AND NONEMPLOYEE OFFICERS

DIRECTORS COMPENSATION

The company pays an annual retainer to non-employee directors in the amount of $100,000. In addition, a retainer fee in the amount of $5,000 is approved annually by the Board to the chairpersons of Board committees. The annual retainer and chairperson fee (if appropriate) is payable by one or more of the following means, each in increments of 25% and as selected by each director: (1) payment in cash; (2) payment in shares of company stock valued as of November 15 or January 15 of each year; (3) payment under the Director Deferred Compensation Plan described below, with company common stock units valued as of November 15 of each year; and (4) payment in stock options valued as of November 15 of each year under the Black-Scholes Valuation Model.

      For fiscal 2001 four directors elected to receive 100% of their retainer in the form of stock options, two directors elected to receive 100% of their retainer in the form of deferred compensation, two directors elected to receive 100% of their retainer in the form of company stock, and one director elected to receive 50% of the retainer in cash and 50% in the form of deferred compensation.

STOCK OWNERSHIP GUIDELINES

Director Stock Ownership Guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000 each director is expected to reach a minimum level of share ownership which has a value equivalent to three times the annual retainer fee of $100,0000, or a minimum total ownership valued at $300,000 over a five-year period.

CHAIRMAN’S COMPENSATION

Mr. Volkema became the Chairman of the Board at the annual shareholders’ meeting on October 3, 2000, succeeding Mr. Nelson who had reached the mandatory retirement age for directors. Mr. Volkema also serves as President and CEO. He did not receive any additional compensation for his services as Chairman of the Board.

STOCK OPTION PLAN

The company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the company or its subsidiaries are granted options to purchase shares of the company’s common stock. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the company’s common stock already owned by the optionee, or a combination of shares and cash. This Plan also provides for the grant of reload options which allows optionees to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price (and any corresponding tax liability). A reload option contains the same terms as the original option except that the exercise price is required to equal the fair market value of the company’s common stock at the date of grant of the reload option.

DEFERRED COMPENSATION PLAN

The company has in effect a Non-employee Officer and Director Deferred Compensation Stock Purchase Plan. The plan permits participants to defer receipt of all or a portion of the total annual Board fee and committee chair fees to his or her account under the plan expressed in stock units equivalent to shares of the company’s common stock.

EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

      The Executive Compensation Committee of the Board of Directors is comprised of three non-employee directors. The committee provides an ongoing review of the executive compensation program to ensure that it is structured and administered to support the company’s mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the company’s Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the Committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the company’s business units. The company’s Chief Executive Officer establishes the base salary of the company’s other executives.

COMPENSATION PHILOSOPHY

      The company’s compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders and customers. Consistent with this philosophy, an Economic Value Added (EVA) performance measurement and incentive compensation system is utilized. This system, which is an internal measurement of operation and financial performance, has been shown by extensive research to more closely correlate with shareholder value than any other performance measure. The committee believes that the equity-based and incentive compensation plans described below are aligned with this philosophy.

      EVA Based Incentive Compensation Beginning fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the company’s business units were linked to the EVA concept. Under the terms of the EVA performance system, focus is shifted from budget performance to long-term continuous improvements in shareholder value. Each year, the EVA target is raised over the actual EVA earned the prior year by an improvement factor. As a result, higher EVA targets must be attained in order to earn the same level of incentive pay. This improvement factor is established by the Board of Directors for a period of three years. At the 1998 Annual Meeting, the company’s shareholders approved the company’s Incentive Cash Bonus Plan which utilizes this EVA performance-measurement system to determine the amount of annual cash bonus compensation.

      The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the company’s return on capital investments relative to its cost of capital, is a more effective means of evaluating and rewarding management performance. The Committee believes the adoption of the EVA measurement system is consistent with its objective of endorsing an executive compensation program designed to:

•	Link a material portion of annual compensation directly to operating performance
•	Promote achievement of long-term strategic goals and objectives
•	Align the interests of executives with the long-term interests of its shareholders
•	Attract, motivate, and retain executives of outstanding ability

      Executive Stock Ownership Requirements The Board of Directors believes that significant stock ownership by management is of critical importance to the ongoing success of the company since it closely links the interests of management and company shareholders. To emphasize this, the Board adopted stock ownership requirements for approximately 170 executives, including all officers. Under these requirements, the CEO must own shares of company stock that have an aggregate value of at least twelve (12) times base salary. The other executives must own shares with an aggregate value of between one (1) and ten (10) times their respective base salaries. All participants must achieve their ownership requirement over a five to ten year period. The executive’s responsibility level and corresponding management position within the company determine the level of ownership and attainment period. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401(k) and deferred accounts for his or her benefit. Stock options are not included in the calculation of an executive’s total ownership.

      Equity-Based Compensation The company has several equity-based compensation plans that serve as tools to assist executives in attaining their required levels of ownership. These plans include (1) the 1994 Long-Term Incentive Plan, under which stock options, restricted stock, reload options and other equity instruments may be granted, and (2) the 1994 Key Executive Stock Purchase Assistance Plan, which authorizes the Executive Compensation Committee to extend loans to selected executives to acquire shares of company stock. Under the latter plan, executives can earn repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. Both of these plans have previously been approved by the company’s shareholders.

      In addition to these plans, the company has a Key Executive Deferred Compensation Plan whereby executives can elect to defer a portion of the EVA cash bonus and have it denominated in company stock. For 2001, the company also provided an incentive in the form of a premium denominated in Herman Miller common shares equal to 30 percent of the amount deferred, up to a maximum of 50 percent of the cash bonus. Each year the Committee may adjust the premium percentage and the maximum amount of the deferral that is subject to the premium. The Committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the company. Fifteen executives were elected to participate in this program for fiscal 2001, deferred $1.0 million, which was invested in company stock, and received a premium totaling $.3 million, which was also invested in company stock.

      An executive’s level of participation in each of these plans is directly related to the level of his or her ownership requirements. These plans have been designed and are intended to be used by executives to attain their required ownership levels and to build additional ownership. Failure by an executive to use the plans as tools to build their stock ownership may result in his or her reduced participation or withdrawal from further participation in the plans.

      During the past 6 years, approximately 170 executives have increased their ownership by 2.0 million shares as a result of their participation in these plans. Approximately 1.0 million shares have been acquired by the exercise of options, 590,000 shares through the Stock Purchase Assistance Plan, and 410,000 shares through the Deferred Compensation Plan.

      Employee Ownership and the 2000 Broad-Based Employee Stock Option Plan In addition to the foregoing executive plans, stock ownership is also made available to all the company’s employees through the Employee Stock Purchase Plan and various employee ownership and profit sharing plans. Furthermore, on June 29, 2000, the Board of Directors approved a special one-time option grant of 100 shares to each non-executive, North American-based employee. In addition, on February 14, 2001, the Board approved a similar one-time option grant of 100 shares to each International employee. Collectively, these option grants totaled 758,900 shares and were made in recognition of the fact that fiscal 2000 was a difficult year for the industry and one of significant investment by the company to advance its strategy. These options will enable the employee-owners to have a larger stake in the company and will allow them to participate in the rewards of that

investment in the future.   These broad-based option grants are also consistent with Herman Miller’s long history of employee ownership and the belief that owners are more likely to create greater economic value in the business. The Board is sensitive to the dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the 758,900 options granted under this plan against the authorized shares available under the 1994 Long Term Incentive Plan.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

Executive compensation consists of a base salary, an annual bonus opportunity under the EVA Incentive Compensation Plan and Stock Options.

      Base Salary The salaries of the company’s Chief Executive Officer and other executive officers are established on a performance-based evaluation system. Each executive officer’s performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This review considers the employee’s overall performance relative to the achievement of corporate objectives, as well as individual contributions and achievements. This Committee applies this same evaluation to the company’s Chief Executive Officer. In addition salary surveys for executive officers of peer group companies are regularly utilized to insure the company provides competitive market wages.

      Annual Bonuses The company’s EVA measurement system provides the basis for determining performance-based bonus compensation. The EVA bonus plan has three components; (1) a target bonus; (2) the EVA improvement in excess of expected EVA improvement; and (3) a bonus bank. The annual bonus of a participant is the sum of his or her target bonus, if any, defined as a percentage of base salary, plus a share of the excess EVA improvement which is determined by a bonus interval. The Executive Compensation Committee approves the expected annual improvement, if any, in EVA for which the target bonus is paid upon achievement as well as the bonus interval. The annual planned improvement factor is established for a three year period by the Board of Directors. Currently, the expected annual improvement in EVA required to achieve the target bonus is $3.2 million and the interval required to achieve a 2x bonus or a 0 bonus is an incremental EVA of $18.8 million after subtracting the expected improvement target.

      For the company’s Chief Executive Officer and other executives, the EVA plan is intended to motivate growth above the expected annual improvement in EVA with a straight-line payoff profile offering a cash bonus award that has unlimited upside potential, as well as unlimited downside potential. The amount of the bonus each executive earns is credited to his or her bonus bank balance. The maximum bonus payable to an executive equals the amount of his or her bonus bank, up to the amount of the target bonus, plus one-third of the amount by which the bonus bank balances exceed the target bonus. The potential for suffering a negative bonus is made possible because annual bonus awards are not fully paid out but instead are banked and put at risk, with full payout contingent upon continued successful performance.

      Stock Options The Executive Compensation Committee also authorizes the grant of stock options to employees of the company, including executive officers. Under the EVA program, the Committee initially approves a target option grant, which is then multiplied by the same bonus multiple that is applied to the target cash bonus. However, executives are limited by an upside potential of either one and a half or two times the target option grant and on the downside by a one half or zero grant. For fiscal 2001, a participant’s option grant totaled either 22% or 50% of his or her target option grant, determined by the corporate EVA bonus multiple and the rules of the plan.

      Change of Control Employment Agreements The Board of Directors has authorized the Chairman of the Board to offer to certain officers severance agreements that ensure the employee’s continued employment following a “change in control” on a basis equivalent to that which existed immediately prior to such change in control, including position, duties, compensation and benefits. The agreements specify certain payments upon termination of employment or a change in the basis of employment. The company currently has agreements with seven executive officers and key employees. Under the agreements, if during the employment term and within two years after a change in control the executive is terminated for other than “good reason,” the executive is entitled to a lump sum severance payment. In the case of the CEO this payment includes an amount equal to the greater of three times the base salary and target EVA bonus or three times the base salary and average bonus for the last three fiscal years and a “gross-up” amount which will in general effectively reimburse the CEO for any amounts paid under Federal excise tax.

      Compensation of the Chief Executive Officer During fiscal 2001, Michael A. Volkema, the company’s Chairman and Chief Executive Officer, was paid a base salary and cash bonus of $500,000 and $277,481, respectively, representing total cash compensation of $777,481. Under the Key Executive Deferred Compensation Plan, Mr. Volkema elected to defer 50 percent of his EVA, bonus and have it denominated in Herman Miller common stock. Mr. Volkema received a premium also denominated in Herman Miller common stock equal to 3,251 shares which vests over a three year period. In July 2001, for services relating to fiscal 2001, Mr. Volkema was awarded a stock option grant of 6,160 shares, representing a multiple of .22 times his target option. The Committee believes that the significant ownership position created by these actions will more closely align Mr. Volkema’s interests with those of the shareholders

      Deductibility of Compensation The income tax laws of the United States limit the amount the company may deduct for compensation paid to the company’s CEO and the other four most highly paid executives. Certain compensation that qualifies as “performance-based” under IRS guidelines, is not subject to this limit. Stock options granted under the company’s Long-Term Incentive Plan, as well as compensation earned under the company’s 1994 Key Executive Stock Purchase Assistance Plan and the company’s Incentive Cash Bonus Plan, are designed to qualify as performance-based compensation, thereby permitting the company to deduct the related expenses.

J.   Harold Chandler (Chair)     Dorothy A. Terrell     Mary V. Andringa

SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended June 2, 2001, June 3, 2000, and May 29, 1999.

Name and Principal Position	Year	Annual Compensation

		Salary(1)	Bonus(2)

		($)	($)

Michael A. Volkema	2001	500,000	277,481

Chairman, President, and	2000	509,615	387,132

Chief Executive Officer	1999	500,000	509,280

Brian C. Walker	2001	379,904	150,606

Executive Vice President,	2000	290,384	157,718

President, North America	1999	260,000	188,684

Robert I. Frey	2001	255,000	95,091

Executive Vice President,	2000	239,904	127,054

Herman Miller International	1999	225,000	158,979

Gary S. Miller	2001	220,000	164,073

Executive Vice President,	2000	202,981	214,159

Chief Development Officer	1999	195,000	144,923

David M. Knibbe	2001	215,000	80,568

Executive Vice President,	2000	208,942	108,418

Sales and Distribution	1999	205,000	146,824

[Additional columns below]

[Continued from above table, first column(s) repeated]

Name and Principal Position	Long Term Compensation				All Other
					Compensation(5)
			Awards	Payouts	($)

			Securities	LTIP
	Restricted		Underlying	Payouts(4)
	Stock Awards		Options/SARs	($)
	($)		(#)(3)

Michael A. Volkema	—		79,492	—	8,356

Chairman, President, and	—		19,600	14,620	8,374

Chief Executive Officer	—		256,000	426,698	12,963

Brian C. Walker	784,760	(6)	31,820	24,762	9,045

Executive Vice President,	—		9,800	74,848	8,474

President, North America	—		103,000	345,041	12,697

Robert I. Frey	173,502	(7)	3,080	949	6,937

Executive Vice President,	—		9,800	75,061	10,972

Herman Miller International	119,000	(9)	78,000	165,376	11,692

Gary S. Miller	236,252	(8)	3,080	784	12,138

Executive Vice President,	—		9,800	2,494	6,471

Chief Development Officer	119,000	(9)	78,000	56,127	13,046

David M. Knibbe	—		3,080	61,466	9,230

Executive Vice President,	—		9,800	137,699	11,088

Sales and Distribution	119,000	(9)	78,000	374,980	11,406

(1)	Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 53 weeks of compensation for 2000 and 52 weeks for 2001 and 1999, consistent with the company’s fiscal year.

(2)	Represents amounts paid under the company’s Earned Share Bonus Plan and Executive Incentive Plan. It excludes amounts deferred at the election of the Named Executives and payable in shares of the company’s common stock under the Key Executive Deferred Compensation Plan, as reported in the Long-Term Incentive Plan.

(3)	The options reflected as being granted in fiscal 1999, 2000, and 2001, for that year’s performance, were actually issued in the subsequent fiscal year, except for fiscal 1999 grants of 200,000 for Mr. Volkema, 75,000 for Mr. Walker, and 50,000 each for Messrs. Frey, Miller and Knibbe.

(4)	Represents amounts earned under the company’s Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.

(5)	Amounts represent contributions by the company pursuant to the company’s defined contribution retirement plans except for payments of $2,088 each year by the company of premiums for life insurance for the benefit of Mr. Miller.

(6)	This amount represents the value of 20,000 and 10,000 shares of the company’s common stock (based on the closing prices on the dates of grant of $27.69 and $25.10, respectively) granted to Mr. Walker under the terms of his share grant agreements. He elected to use 45% of the 30,000 shares granted to pay federal and state taxes, which resulted in a net total receipt of 20,950 shares. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five-year period. The minimum annual rate of vesting is 20% of the total shares granted during the five years following the date of grant. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2006. At June 2, 2001, the value of his 18,593 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($26.90 per share), equaled $500,152.

(7)	This amount represents the value of 4,000 and 2,500 shares of the company’s common stock (based on the closing prices on the dates of grant of $27.69 and $25.10, respectively) granted to Mr. Frey under the terms of his share grant agreement. He elected to use 45% of the 4,000 share grant to pay federal and state taxes, which resulted in a net receipt of 2,190 shares related to this grant. This grant vests 100% in 2003. The 2,500 share grant vests at a minimum annual rate of 20% of the total shares granted during the five years following the grant

OPTION GRANTS IN LAST FISCAL YEAR

date. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over the applicable vesting period. For both grants, dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2006. At June 2, 2001, the value of the participant’s 4,648 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($26.90 per share), equaled $125,031.

(8)	This amount represents the value of 4,000 and 5,000 shares of the company’s common stock (based on the closing prices on the dates of grant of $27.69 and $25.10, respectively) granted to Mr. Miller under the terms of his share grant agreements. The 4,000 share grant vests 100% in 2003. The 5,000 share grant vests at a minimum annual rate of 20% of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over the applicable vesting period. For both grants, dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2006. At June 2, 2001, the value of the participant’s 8,917 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($26.90 per share), equaled $239,867.

(9)	This amount represents the value of 4,000 shares of the company’s common stock (based on the closing price on the date of grant of $29.75) granted to Messrs. Frey, Miller, and Knibbe under the terms of their share grant agreements. Each elected to use 45% of the grant to pay federal and state taxes, which resulted in a net receipt of 2,200 shares. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five-year period. The minimum annual rate of vesting is 20% of the total shares granted during the five years following the date of grant. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2003. At June 2, 2001, the value of each participant’s 880 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($26.90 per share), equaled $23,672.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on options granted to the Named Executives during the year ended June 2, 2001.

Name	Number of		Percentage of	Exercise or	Expiration	Grant Date
	Securities		Total Options	Base Price	Date	Present
	Underlying		Granted to	(per share)(3)		Value(4)
	Options		Employees in	($)		($)
			Fiscal Year

Michael A. Volkema	19,600	(1)	1.03%	27.359	07/05/10	204,502.48

	18,768	(2)	0.98%	24.25	09/29/08	173,682.83

	54,564	(2)	2.86%	24.25	07/02/09	504,946.17

Brian C. Walker	9,800	(1)	0.51%	27.359	07/05/10	102,251.24

	27,420	(2)	1.44%	24.25	07/02/09	253,750.16

Robert I. Frey	9,800	(1)	0.51%	27.359	07/05/10	102,251.24

Gary S. Miller	9,800	(1)	0.51%	27.359	07/05/10	102,251.24

David M. Knibbe	9,800	(1)	0.51%	27.359	07/05/10	102,251.24

(1)	Indicates number of shares that may be purchased pursuant to options granted under the company’s 1994 Long-Term Incentive Plan. The company granted options on July 5, 2000, September 28, 2000, November 15, 2000, February 14, 2001, April 2, 2001, and April 23, 2001, totaling 1,020,824, 2,000, 41,240, 42,000, 11,025, and 435,000 shares, respectively, to eligible employees to the company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.

(2)	Reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. The employees received new options equal to the shares that were traded in. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option. Reload options were granted on October 25, 2000, and April 25, 2001, totaling 298,439 and 59,078, respectively.

(3)	The exercise price equals the prevailing market price of the company’s stock on the date of grant. The exercise price may be paid in cash or by delivery of previously owned shares, or a combination of cash and such shares.

(4)	For the options expiring on July 5, 2010; July 2, 2009; and September 29, 2008, the values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of .4922, .4993, and .4993, respectively, (b) risk free rate of return of 6.26%, 5.87%, and 5.87%, respectively, (c) a cash dividend yield of .5%, and (d) an expected time of three years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the company’s common stock subsequent to the date the options become exercisable.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2001
AND YEAR END OPTION VALUES
LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2001 AND YEAR END OPTION VALUES

The following table provides information on the exercise of stock options during fiscal 2001 by the Named Executives and the number and value of unexercised options at June 2, 2001.

Name	Shares	Value	Number of Securities		Value of Unexercised
	Acquired	Realized(1)	Underlying Unexercised		In the Money Options
	on Exercise	($)	Options at June 2, 2001		at June 2, 2001(2)
					($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Volkema	76,000	97,742	227,274	272,932	—	1,076,330

Brian C. Walker	28,000	26,236	126,247	104,720	140,459	369,663

Robert I. Frey	—	—	141,000	54,800	848,636	198,000

Gary S. Miller	38,000	896,560	245,956	54,800	3,092,930	198,000

David M. Knibbe	—	—	28,000	54,800	227,811	198,000

(1)	Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
(2)	Values are based on the difference between the closing price of the company’s common stock on June 1, 2001, ($26.90) and the exercise prices of the options.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

Name	Number of	Performance
	shares, units,	or other
	or other	period until
	rights(1)	maturation
		or payout(2)

Michael A. Volkema	14,090	3 years

Brian C. Walker	7,643	3 years

Robert I. Frey	4,637	3 years

Gary S. Miller	—	—

David M. Knibbe	4,036	3 years

(1)	Represents the number of units credited to an employee’s account under the terms of the company’s Key Executive Deferred Compensation Plan (the “Plan”). Under the terms of the Plan, participants may elect to defer all or a portion of their EVA cash incentive bonus payment. Deferred amounts are credited in stock units, based on the value of the company’s stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of the company’s common stock. Includes the following number of units credited to each Named Executive’s premium account, as described in footnote (2): Michael A. Volkema—3,251; Brian C. Walker—1,764; Robert I. Frey—1,070; and David M. Knibbe—931.

(2)	Each year the company’s Executive Compensation Committee establishes the maximum percentage of EVA cash bonus that may be deferred, the maximum amount of EVA cash incentive which may be subject to a premium percentage, and the amount of the premium percentage. For fiscal 2001, the maximum percentage of EVA bonus that is subject to a premium percentage was 50%, and the premium percentage was established at 30%. Stock units credited to a participant’s account due to the premium percentage are credited to a separate premium account, which vests at the rate of 33-1/3%, beginning on the first anniversary of the deferral and each anniversary thereafter, provided that the participant is an employee of the company. The Plan allows for accelerated vesting in the event of a participant’s death, disability, retirement or termination due to a change in control, as defined in the company’s Plan for Severance Compensation After Hostile Takeover, as amended and restated.

PENSION PLAN OTHER ARRANGEMENTS

PENSION PLAN

The company maintains a cash balance retirement income plan under which the company credits the account of each eligible participant each quarter with an amount equal to 4 percent of the participant’s compensation for the quarter, subject to a maximum annual compensation of $170,000. Each quarter a participant’s cash balance is credited with interest at the U.S. Treasury security rate, established as of the month of April preceding each plan year, on the previous quarter-end balance. Upon retirement and subject to completion of at least five years of service, participants may be paid the cash balance in a lump sum or in monthly payments for the remaining life of the participant. Under current tax law, annual benefits payable at retirement may not exceed $140,000.

OTHER ARRANGEMENTS

The company maintains a Salary Continuation Plan which provides that an officer’s base salary (as shown in the “Salary” column of the Summary Compensation Table) will be continued for twelve months after termination of the officer’s employment. Under this plan, benefits terminate if the officer performs services for a competitor of the company and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

SHAREHOLDER RETURN PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the company’s common stock with that of the cumulative total return of the Standard & Poor’s 500 Stock Index and the NASD Non-Financial Index for the five-year period ended June 2, 2001. The following information is based on an annual investment of $100, on June 1, 1996, in the company’s common stock, the Standard & Poor’s 500 Stock Index, and the NASD Non-Financial Index, with dividends reinvested.

	1996	1997	1998	1999	2000	2001

Herman Miller, Inc.	$100	$233	$363	$267	$395	$359

S&P 500 Index	$100	$130	$169	$205	$226	$197

NASD Non-Financial	$100	$108	$135	$195	$291	$171

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, the company’s directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the company’s securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year, except for two late reports covering one transaction each, filed by David Ulrich and Brian Griffiths, respectively.

SHAREHOLDER PROPOSALS—2002 ANNUAL MEETING MISCELLANEOUS

SHAREHOLDER PROPOSALS—2002 ANNUAL MEETING

Any shareholder proposal intended to be presented at the next annual meeting of the company must be received by the company at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, not later than April 25, 2002, if the shareholder wishes the proposal to be included in the company’s proxy materials relating to the meeting.

      In addition, the company’s Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the company’s proxy materials. A copy of the company’s Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the company.

MISCELLANEOUS

If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

      The cost of the solicitation of proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the company without additional compensation. The company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

      The Report to Shareholders of the company for the fiscal year ended June 2, 2001, including financial statements, as well as the company’s annual report on Form 10-K, is being mailed to shareholders with this Proxy Statement.

      Shareholders are urged to date and sign the enclosed proxy and return it promptly to the company in the enclosed envelope.

      Questions related to your holdings can be directed as follows:

EquiServeTrust Company, N.A.
PO Box 2500
Jersey City, NJ 07303-2500
Phone: 1 800 446 2617

By Order of the Board of Directors
Daniel C. Molhoek, Secretary of the Board
August 23, 2001

® EVA is a registered trademark of Stern Stewart & Co.

4268

Please mark your votes as in this example.

This proxy is solicited on behalf of the Board of Directors.

1.	Election of Directors as listed on reverse side.	FOR	WITHHELD	2.	Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for the year ending June 1, 2002.	FOR	AGAINST	ABSTAIN	3.	At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

For, except vote withheld from the following nominee(s):

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE

/\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL /\

Vote by MAIL, INTERNET, or PHONE

Please follow one of the following steps to ensure your proxy card is properly executed and returned on time to be counted.

To Vote by MAIL:

1	Mark your vote relating to the nominees for director in one of the two boxes to the right of “Election of Directors”. If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee(s) on the line provided.

2	Mark your vote relating to Proposal 2 in one of the three boxes to the right of the Proposal.

3	Sign at the bottom right in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4	Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to:

Herman Miller, Inc., PO Box 8062, Edison, NJ 08818-9342

We encourage you to take advantage of the convenient new ways you can vote your shares. You can vote your shares through the internet or by using the telephone. This eliminates the need to return the proxy card.

To Vote by using the INTERNET:

1	http://www.eproxyvote.com/mlhr

2	Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.

To Vote by using the TELEPHONE:

1	Using a touch-tone telephone call 1-877-PRX-VOTE (779-8683).

2	Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares through the internet or telephone, there is no need to mail back your proxy card.

Your vote is important to us.

Herman Miller, Inc.

By signing this card, the shareholder appoints J. Harold Chandler and Michael A. Volkema and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. (“the company”) held of record by the undersigned on August 3, 2001 at the Annual Meeting of Shareholders to be held at the Omni Chicago Hotel, 676 N. Michigan Avenue, Chicago, Illinois, on Monday, October 1, 2001.

Election of four directors, each for a term of three years. Nominees:

01) Dr. E. David Crockett 02) C. William Pollard 03) Dorothy A. Terrell 04) Dr. David Ulrich

The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares “FOR” the nominees and “FOR” the proposal.

All shares votable hereby and the undersigned includes shares, if any, held for my account in the Company’s Employee Stock Ownership Plan and Employee Stock Purchase Plan.

/\ FOLD AND DETACH HERE /\